Exhibit 99.1

Contact: William Barth
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Announces Fiscal Year 2013 Financial Results

SALT LAKE CITY,November 7, 2013—BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that treat cancer and benign diseases using heat therapy, today reported financial results for its fiscal year ended August 31, 2013.

Financial Highlights for Fiscal Year 2013

•	Total revenues of $3.7 million, a $1.6 million increase from total revenues of $2.1 million for the year ended August 31, 2012
•	Total stockholders’ equity of $12.1 million
•	Net loss of $8.3 million compared to a net loss of $8.0 million for the year ended August 31, 2012
•	Strong balance sheet; cash and cash equivalents of $9.5 million and no debt

Management Commentary
“Driven largely by sales resulting from our recently executed agreement with Terumo Europe NV to distribute our MicroThermX® Microwave Ablation System product line, BSD grew total revenues by 77% in fiscal year 2013, with only a 13% increase in operating expenses,” said Harold Wolcott, President of BSD Medical.

“Our exclusive, multi-year, multi-million dollar distribution agreement with Terumo Europe NV represents a significant stride toward our goal of bringing our improved thermal treatments for cancer to millions of people around the world,” he added.  “We began shipping product during the third quarter under our Terumo agreement which covers more than 100 countries with a market potential in excess of $1 billion.  Although it is early in our relationship, we are pleased with the market penetration to date.

“The substantial increase in revenues from our MicroThermX® product line offset fiscal year 2013 declines for our hyperthermia business.  Hyperthermia revenues can fluctuate greatly between time periods due to this product’s sales price and long sales cycle.  We have distribution agreements for our hyperthermia systems in China, South Korea and Taiwan, and are working toward obtaining regulatory import approvals in these countries.  We are currently seeking strategic or partnership arrangements for our hyperthermia business.

“We are optimistic about the outlook for fiscal 2014 and are well positioned for continued revenue growth.  Our plan for the coming year is to continue expanding our geographic footprint for the MicroThermX® through collaborations such as our Terumo agreement—a model that we view as working well for BSD—with a particular focus on Latin America and Asia.   We also see significant opportunity in the U.S., where cancer remains the second-leading cause of death, and we are positioned to capitalize on developing trends in the healthcare system of providing cost-effective, less-invasive treatments.

We have a strong balance sheet with $9.5 million in cash, cash equivalents and no debt,” concluded Mr. Wolcott.

Fiscal 2013 Financial Highlights
Revenues for the fiscal year ended August 31, 2013 increased $1.6 million, or 77%, to $3.7 million, compared with the fiscal year ended August 31, 2012.  The company has a current backlog for its hyperthermia systems of $2.3 million.

Gross margin was $1.4 million or 38% of revenues for fiscal 2013, compared with $0.6 million, or 27% of revenues for fiscal 2012.  The improvement in gross margin and gross margin as a percentage of sales resulted from increasing MicroThermX® sales, particularly sales of consumable devices and equipment rentals.

Operating expenses of $9.7 million for the year ended August 31, 2013 increased by 13% compared with the year ended August 31, 2012.  Total cost of sales for fiscal 2013 was $2.3 million compared with $1.5 million for fiscal 2012, with the increase resulting primarily from increasing MicroThermX® sales.  Research and development expenses for fiscal 2013 of $2.3 million declined 3% from $2.4 million for fiscal 2012.  Selling, general and administrative expenses were $7.4 million for fiscal 2013 compared with $6.2 million for fiscal 2012 with the increase due primarily to expanded MicroThermX® sales and marketing activities and support personnel and related operating expenses, with resulting MicroThermX® sales.

The Company reported a net loss of $8.3 million, or $0.26 per share, for fiscal 2013, compared with a net loss of $8.0 million, or $0.27 per share, for fiscal 2012.

About BSD Medical Corporation

BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused microwave energy and radiofrequency (RF).  BSD’s product lines include ablation and hyperthermia treatment systems.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market, and well established distribution in the United States, Europe and Asia.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

Forward-Looking Statements
Statements contained in this press release that are not historical facts, including statements relating to our 2014 plans, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the market demand for our MicroThermX® products and the regulatory requirements we face. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

BSD MEDICAL CORPORATION
Balance Sheets
	August 31,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$9,450,528	$11,102,508
Accounts receivable, net of allowance for doubtful accounts of $20,000	899,969	289,587
Related party trade accounts receivable	24,201	33,257
Inventories, net	2,445,770	2,403,957
Other current assets	200,028	120,069
Total current assets	13,020,496	13,949,378

Property and equipment, net	1,319,880	1,412,639
Patents, net	-	4,032

	$14,340,376	$15,366,049

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$521,417	$195,754
Accrued liabilities	573,880	424,698
Customer deposits	317,480	24,980
Deferred revenue – current portion	730,593	96,865
Total current liabilities	2,143,370	742,297

Deferred revenue – net of current portion	53,115	126,420

Total liabilities	2,196,485	868,717

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 80,000,000 shares authorized, 34,006,202 and 29,777,522 shares issued, respectively	34,007	29,778
Additional paid-in capital	57,739,056	51,845,035
Treasury stock, 24,331 shares at cost	(234)	(234)
Accumulated deficit	(45,628,938)	(37,377,247)
Total stockholders’ equity	12,143,891	14,497,332

	$14,340,376	$15,366,049

BSD MEDICAL CORPORATION
Statements of Comprehensive Loss

	Years Ended August 31,
	2013	2012	2011
Revenues:
Sales	$3,274,796	$1,608,179	$1,863,773
Sales to related parties	99,896	333,663	1,063,495
Equipment rental	298,600	129,350	110,207
Total revenues	3,673,292	2,071,192	3,037,475

Cost of revenues:
Cost of sales	2,161,967	1,244,290	1,074,030
Cost of related party sales	87,694	260,553	618,823
Cost of equipment rental	11,788	11,788	20,073
Total cost of revenues	2,261,449	1,516,631	1,712,926

Gross margin	1,411,843	554,561	1,324,549

Operating costs and expenses:
Research and development	2,281,854	2,364,608	1,483,659
Selling, general and administrative	7,403,273	6,203,200	5,189,561
Total operating costs and expenses	9,685,127	8,567,808	6,673,220

Loss from operations	(8,273,284)	(8,013,247)	(5,348,671)

Other income (expense):
Interest income	32,225	59,783	67,233
Other income (expense)	(8,694)	(6,208)	(3,279)
Total other income (expense)	23,531	53,575	63,954

Loss before income taxes	(8,249,753)	(7,959,672)	(5,284,717)

Income tax (provision) benefit	(1,938)	(988)	(800)

Net loss and comprehensive loss	$(8,251,691)	$(7,960,660)	$(5,285,517)

Loss per common share:
Basic	$(0.26)	$(0.27)	$(0.18)
Diluted	$(0.26)	$(0.27)	$(0.18)

Weighted average number of shares outstanding:
Basic	31,414,000	29,717,000	28,838,000
Diluted	31,414,000	29,717,000	28,838,000

BSD MEDICAL CORPORATION
Statements of Cash Flows

	Years Ended August 31,
	2013	2012	2011
Cash flows from operating activities:
Net loss	$(8,251,691)	$(7,960,660)	$(5,285,517)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	132,153	151,721	147,501
Stock issued for services	180,002	180,000	150,165
Stock-based compensation	1,134,811	1,206,398	1,064,539
Loss on disposition of property and equipment	-	118	-
Decrease (increase) in:
Receivables	(601,326)	482,743	(414,223)
Income tax receivable	-	-	50,000
Inventories	(41,813)	2,257	(167,960)
Other current assets	(79,959)	1,079	13,902
Increase (decrease) in:
Accounts payable	325,663	(106,182)	104,854
Accrued liabilities	149,182	92,694	108,084
Customer deposits	292,500	24,980	-
Deferred revenue	560,423	(11,087)	71,430

Net cash used in operating activities	(6,200,055)	(5,935,939)	(4,157,225)

Cash flows from investing activities:
Purchase of property and equipment	(35,362)	(97,521)	(214,554)

Cash flows from financing activities:
Net proceeds from the sale of common stock	4,583,437	-	9,702,656
Proceeds from the exercise of warrants	-	-	2,989,406
Proceeds from the exercise of options	-	-	332,120

Net cash provided by financing activities	4,583,437	-	13,024,182

Net increase (decrease) in cash and cash equivalents	(1,651,980)	(6,033,460)	8,652,403
Cash and cash equivalents, beginning of year	11,102,508	17,135,968	8,483,565

Cash and cash equivalents, end of year	$9,450,528	$11,102,508	$17,135,968